Exhibit 99.1
FOR IMMEDIATE RELEASE – January 23, 2025
Carter Bankshares, Inc. Announces Fourth Quarter and Full Year 2024 Financial Results
Martinsville, VA, January 23, 2025 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank (the “Bank”) today announced quarterly net income of $8.3 million, or $0.36 diluted earnings per share (“EPS”), for the fourth quarter of 2024 compared to net income of $5.6 million, or $0.24 diluted EPS, for the third quarter of 2024 and a net loss of $1.9 million, or $(0.08) per share, for the fourth quarter of 2023. Pre-tax pre-provision income1 was $5.6 million for the fourth quarter of 2024, $6.8 million for the third quarter of 2024 and $1.6 million for the fourth quarter of 2023.
For the year ended December 31, 2024, net income was $24.5 million, or $1.06 diluted EPS, compared to $23.4 million, or $1.00 diluted EPS for the year ended December 31, 2023. Pre-tax pre-provision income1 was $25.8 million for the year ended December 31, 2024 and $35.1 million for the year ended December 31, 2023.
The Company’s financial results continue to be significantly impacted by loans in the Bank's Other segment of the Company’s loan portfolio, the significant majority of which have been on nonaccrual status since the second quarter of 2023. The Bank’s loans to various entities in which James C. Justice, II has an interest (collectively, the “Justice Entities”), remain the Bank's largest credit relationship and comprise the significant majority of the Other segment. Interest income was negatively impacted by $7.9 million and $9.4 million during the fourth quarter of 2024 and 2023, respectively, due to these credits being on nonaccrual status. Interest income has been negatively impacted by $65.1 million in the aggregate since placement of these credits on nonaccrual status during the second quarter of 2023.
Fourth Quarter and Full Year 2024 Financial Highlights
•At December 31, 2024, nonperforming loans declined by $28.4 million to $259.3 million compared to September 30, 2024. Nonperforming loans to total portfolio loans were 7.15% at December 31, 2024, 8.00% at September 30, 2024 and 8.83% at December 31, 2023. The decline in nonperforming loans during the fourth quarter of 2024 and the full year 2024 was primarily due to $28.9 million and $49.9 million, respectively, of curtailment payments made by the Bank’s largest nonperforming credit relationship;
•The allowance for credit losses to total portfolio loans were 2.09%, 2.25% and 2.77% at December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The decrease is primarily related to the updated analysis of the individually evaluated loans, a $15.0 million charge-off related to the Other segment of the loan portfolio in the third quarter of 2024, and $6.6 million of Other segment specific reserves released in connection with $49.9 million curtailment payments made in 2024 in accordance with the Forbearance Agreement currently in place;
•Total portfolio loans increased $29.0 million, or 3.2%, on an annualized basis, to $3.6 billion at December 31, 2024 from September 30, 2024 and increased $118.9 million, or 3.4% from December 31, 2023;
•Total deposits increased $68.4 million, or 6.7% on an annualized basis, compared to September 30, 2024 and increased $431.5 million, or 11.6%, compared to December 31, 2023;
•Federal Home Loan Bank (“FHLB”) borrowings decreased $20.0 million to $70.0 million at December 31, 2024 compared to September 30, 2024 primarily due to deposit growth;
•Net interest income totaled $29.1 million, an increase of $0.4 million, or 1.2% compared to the prior quarter, and an increase of $1.7 million, or 6.3% compared to the year ago quarter. Net interest income was positively impacted by the recent short-term interest rate cuts by the Federal Reserve. Net interest margin, on a fully taxable equivalent (“FTE”) basis3, decreased one basis point to 2.58% for the fourth quarter of 2024, compared to 2.59% for the prior quarter and increased nine basis points from the year ago quarter. Net interest income and net interest margin continue to be significantly impacted by the Bank’s largest lending relationship remaining on nonaccrual status since the second quarter of 2023; and
•The efficiency ratio was 83.6%, 80.2% and 94.8%, and the adjusted efficiency ratio (Non-GAAP)4 was 82.8%, 80.7%, and 88.5% for the quarters ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The efficiency ratio was impacted primarily by the Bank’s largest lending relationship that was placed in nonaccrual status during the second quarter of 2023.
“The Bank produced a strong fourth quarter on multiple fronts. We launched a brand refresh, celebrated our 50th anniversary, and announced the acquisition of two branches in Winston-Salem and Mooresville, North Carolina from another financial institution. This branch transaction strengthens our presence in North Carolina and further expands our footprint between Greensboro and Charlotte. We believe this as a crucial step toward optimizing our operations in Winston-Salem because it gives us an immediate presence in the market, and we are gaining further market share in Mooresville. We believe that the transaction will improve our profitability and deliver positive returns to our shareholders,” stated Litz H. Van Dyke, Chief Executive Officer.
Mr. Van Dyke further commented, “We continue to feel positive about the fundamentals of the Company and the structure of our balance sheet. Capital and liquidity levels continue to be strong, and loan production was solid in the fourth quarter, although much of this production was construction lending which has a lag time before it is fully funded and earning interest. Our loan production pipeline also remains strong. Deposit growth is occurring in most categories, with the majority of growth coming from increases in interest checking and CD accounts. Our cost of funds declined in the fourth quarter as a result of the recent Federal Reserve rate cuts in the third and fourth quarters of 2024. Our balance sheet is slightly liability sensitive and is well positioned so that further declines in interest rates should continue to positively benefit our net interest margin. We also expect that our net interest margin will return to a more normalized level once the large nonperforming lending relationship is fully resolved.”
Van Dyke continued, “Although our large nonperforming credit relationship continues to have a negative impact on our financial and credit metrics, aside from this impact, our fundamentals, financial performance, and asset quality metrics all remain solid. We are committed to resolving this lending relationship in a manner that best protects the Company, the Bank, and shareholders. We believe we are well positioned for a strong 2025.”
Operating Highlights
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 7.15%, 8.00% and 8.83% at December 31, 2024, September 30, 2024 and December 31, 2023, respectively. At December 31, 2024, nonperforming loans decreased $28.4 million to $259.3 million since September 30, 2024. The decrease was primarily due to $28.9 million of curtailment payments made by the Bank’s largest nonperforming lending relationship during the fourth quarter of 2024.
During the second quarter of 2023, the Company placed commercial loans in the Other segment of the Company’s loan portfolio relating to the Bank’s largest lending relationship on nonaccrual status due to loan maturities and failure to pay in full. This nonperforming relationship represents 97.2% of total nonperforming loans and 7.0% of total portfolio loans at December 31, 2024.
During the second, third and fourth quarters of 2024, $7.8 million, $13.2 million and $28.9 million of curtailments, respectively, have decreased the aggregate nonperforming loan balance outstanding to the Bank from $301.9 million at March 31, 2024 to $252.0 million at December 31, 2024. The Company continues to believe it is well secured based on the net carrying value of the credit relationship and it has appropriately reserved for potential credit losses with respect to all such loans based on information currently available. However, the Company cannot give any assurance as to the timing or amount of future payments or collections on such loans or that the Company will ultimately collect all amounts contractually due under the terms of such loans.
The Company has specific reserves of $30.3 million at December 31, 2024 with respect to such loans as compared to $36.9 million at September 30, 2024. The decline was driven by the aforementioned curtailments, updated analysis of the credit relationship during the fourth quarter of 2024 using the discounted cash flow model with updated assumptions and inputs regarding the credit relationship, legal risk and related risks. The updated analysis and the impact on the specific reserves significantly contributed to the $(5.1) million (recovery) provision for credit losses during the fourth quarter of 2024 as compared to the prior quarter.
The (recovery) provision for credit losses decreased $4.7 million and $8.0 million in the fourth quarter of 2024 compared to the third quarter of 2024 and the fourth quarter of 2023, respectively. The decrease in the (recovery) provision for credit losses as compared to the third quarter of 2024 was primarily driven by the updated analysis of the individually evaluated loans and Other segment reserves released due to the aforementioned $28.9 million of curtailment payments during the fourth quarter of 2024, offset by loan growth in the fourth quarter of 2024.
The provision for unfunded commitments in the fourth quarter of 2024 was a provision of $81 thousand compared to a provision of $191 thousand in the third quarter of 2024 and a provision of $587 thousand in the fourth quarter of 2023. The decline was due to decreased commitments in construction loans during the fourth quarter of 2024.
Net Interest Income
Net interest income increased $0.4 million to $29.1 million compared to the third quarter of 2024 and increased $1.7 million compared to the fourth quarter of 2023. Net interest income was positively impacted by the recent short-term interest rate cuts by the Federal Reserve. Net interest margin, on a FTE basis3, decreased one basis point to 2.58% compared to the third quarter of 2024, but increased nine basis points compared to the fourth quarter of 2023. The increase in net interest income, as compared to September 30, 2024, was primarily due to an 11 basis point decline in funding costs, offset by a nine basis point decrease in the yield on average assets from 5.08% in the third quarter of 2024 to 4.99% in the fourth quarter of 2024.
Total interest-bearing deposit costs decreased four basis points to 3.01% compared to 3.05% in the third quarter of 2024, but average total borrowings declined 73 basis points to 4.27% compared to 5.00% in the third quarter of 2024. The lower interest-bearing funding costs were positively impacted by the Federal Reserve’s cut of short-term interest rates by 100 basis points beginning in September 2024. Total average borrowings also decreased $99.5 million to $82.0 million compared to $181.5 million in the third quarter of 2024 due to higher average deposit balances.
The yield on total interest-earning assets decreased nine basis points to 4.99% compared to 5.08% in the third quarter of 2024 as a result of the recent Federal Reserve short-term interest rate cuts since 25% of the loan portfolio and 44% of the securities portfolio, which are both floating rate and reprice downward immediately when short-term interest rates decline.
Net interest income decreased $7.9 million, or 6.4%, to $114.5 million for the full year December 31, 2024 compared to the same period in 2023, reflecting the impact of higher funding costs during 2024 which more than offset loan growth and higher loan and securities yields. Funding costs increased 83 basis points, offset by an increase of 39 basis points on the yield on interest- earning assets for the full year December 31, 2024 compared to the same period in 2023. Net interest margin, on an FTE basis3, decreased 29 basis points to 2.58% for the full year December 31, 2024 compared to 2.87% for the same period in 2023.
The declines in net interest income and net interest margin were also significantly driven by the aforementioned large nonperforming lending relationship, which negatively impacted interest income by $35.1 million for the full year December 31, 2024 as compared to $30.0 million for the same period in 2023. During the full year December 31, 2024, $1.2 billion of CDs matured and repriced from an average rate of 3.91% to an average rate of 4.02%.
Our balance sheet is currently exhibiting characteristics of a slightly liability sensitive position due to the short-term nature of our deposit portfolio and FHLB borrowings. Specifically, 80.3% of our CD portfolio and 35.7% of our outstanding FHLB borrowings will mature and reprice over the next twelve months. This strategy gives us flexibility to manage the structure and pricing of our deposit and borrowing portfolios to reduce future funding costs should the Federal Open Market Committee (“FOMC”) continue cutting short-term rates in the future.
Noninterest Income
For the fourth quarter of 2024, total noninterest income was flat at $5.4 million from the third quarter of 2024 and increased $2.1 million, or 65.4%, compared to the fourth quarter of 2023. For the full year 2024, total noninterest income was $21.4 million, an increase of $3.1 million, or 16.9%, from the same period in 2023.
The decrease of $0.1 million in noninterest income compared to the third quarter of 2024 primarily related to a decrease of $0.1 million in other noninterest income related to an unrealized loss of $0.3 million on the community development fund due to the decline in market value, offset by a $0.1 million increase in the fair value adjustment of our interest rate swap contracts with commercial customers in the fourth of 2024.
The increases compared to the fourth quarter of 2023 and the full year 2023 were primarily due to net losses on sales of securities of $1.5 million during the fourth quarter of 2023 and higher insurance commissions in the current period.
Noninterest Expense
For the fourth quarter of 2024, total noninterest expense increased $1.4 million, or 5.2% to $28.9 million compared to the third quarter of 2024 and decreased $0.2 million from the fourth quarter of 2023. For the full year 2024, total noninterest expense was $110.0 million, an increase of $4.5 million, or 4.3%, from the same period in 2023.
As compared to the third quarter of 2024, the most significant increase was $0.5 million in advertising expenses due to the Company launching its new brand refresh in the fourth quarter of 2024. Other variances during the quarter included increases in salaries and employee benefits, other noninterest expense, professional and legal fees, occupancy expenses and data processing expenses.
Total noninterest expense decreased $0.2 million compared to the fourth quarter of 2023 due to similar significant variances during the fourth quarter of 2024, as discussed above. However, professional and legal fees and other noninterest expense decreased from the prior year ago quarter. Professional and legal fees decreased by $0.8 million primarily due to higher expenses incurred related to the large nonperforming lending relationship in 2023 than in 2024 and consulting engagements in the fourth quarter of 2023 that were not repeated during 2024. The decline in other noninterest expense related to a $0.2 million write-down on one branch transferred to OREO and marketed for sale during the fourth quarter of 2023 and a $0.3 million decrease in fair value due to our interest rate swap contracts with commercial customers. Also impacting the decrease compared to the fourth quarter of 2023 was a $0.8 million decline in FDIC insurance expense as a direct result of the reduced balance of the aforementioned large nonperforming lending relationship.

The most significant increases for the full year 2024 compared to the same period in 2023, included an increase of $2.1 million in salaries and employee benefits, an increase of $1.6 million in occupancy expenses, net, an increase of $1.3 million in FDIC insurance expense, an increase of $1.0 million in data processing expenses and an increase of $0.8 million in advertising expenses related to our new brand refresh initiative in the fourth quarter of 2024. Partially offsetting these increases was a $2.1 million decline in other noninterest expenses related to the write-downs on OREO properties mentioned above in the fourth quarter of 2023, but also includes a gain of $0.2 million on an OREO property sold in the fourth quarter of 2024, a $0.5 million gain on a closed office that was sold in the third quarter of 2024, a gain of $0.3 million on two other closed offices sold in the first quarter of 2024, write-downs of $0.6 million on three legacy other real estate owned (“OREO”) properties and write-downs of $0.2 million on two additional closed offices in the third quarter of 2023. The increases in salaries and employee benefits resulted from higher salary expenses due to fewer open positions in retail, job grade assessment increases and normal merit increases. The increase in occupancy expenses was due to new software license and depreciation expense, and the increase in data processing expenses relates primarily to general inflationary cost increases for existing and new service agreements.
Financial Condition
Total assets increased $45.8 million, to $4.7 billion at December 31, 2024 compared to September 30, 2024. Cash and due from banks increased $26.2 million to $131.2 million at December 31, 2024 compared to $105.0 million at September 30, 2024. The available-for-sale securities portfolio decreased $24.2 million and is currently 15.4% of total assets at December 31, 2024 compared to 16.1% of total assets at September 30, 2024. The decrease is due to maturities deployed into higher yielding loan assets during the three months ended December 31, 2024. During the fourth quarter of 2024, the Company purchased an additional $5.0 million of equity securities with carrying value totaling $10.0 million at December 31, 2024 compared to $5.2 million at September 30, 2024.
Total portfolio loans increased $29.0 million, or 3.2%, on an annualized basis, to $3.6 billion at December 31, 2024 compared to September 30, 2024. The increase in loans primarily related to growth of $63.4 million in construction loans and an increase of $11.8 million in commercial real estate loans, offset by the aforementioned $28.9 million of curtailment payments and a decrease of $11.0 million in C&I loans compared to September 30, 2024.
Total deposits increased $68.4 million to $4.2 billion at December 31, 2024 compared to September 30, 2024. Deposits increased primarily due to growth in interest-bearing demand accounts of $77.9 million, an increase of $8.0 million in money market accounts, and an increase of $5.6 million in noninterest-bearing demand accounts, offset by a decrease of $17.4 million in savings accounts, and a decrease of $5.7 million in CDs. The Company had $196.1 million brokered CDs at December 31, 2024 and $216.1 million at September 30, 2024.
FHLB borrowings decreased $20.0 million and $323.4 million to $70.0 million at December 31, 2024 compared to $90.0 million at September 30, 2024 and $393.4 million at December 31, 2023, respectively, primarily due to deposit growth. The Company had no outstanding federal funds purchased at December 31, 2024 and September 30, 2024.
As of December 31, 2024, approximately 81.6% of our total deposits of $4.2 billion were insured under standard FDIC insurance coverage limits, and approximately 18.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit. As of September 30, 2024, approximately 82.7% of our total deposits of $4.1 billion were insured under standard FDIC insurance coverage limits, and approximately 17.3% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
Capitalization and Liquidity
The Company remained well capitalized at December 31, 2024. The Company’s Tier 1 Capital ratio was 10.88% at December 31, 2024 as compared to 10.83% at September 30, 2024. The Company’s leverage ratio was 9.56% at

December 31, 2024 as compared to 9.53% at September 30, 2024. The Company’s Total Risk-Based Capital ratio was 12.13% at December 31, 2024 as compared to 12.09% at September 30, 2024.
At December 31, 2024, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.2 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $735.3 million. The Company has unsecured facilities with three other correspondent financial institutions totaling $30.0 million, a fully secured facility with one other correspondent financial institution totaling $45.0 million, and access to the institutional CD market. The Company did not have outstanding borrowings on these fed funds lines as of December 31, 2024. In addition to the above funding resources, the Company also has $418.4 million unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.7 billion in assets and 65 branches in Virginia and North Carolina. For more information or to open an account visit www.carterbank.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and may include statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality and nonaccrual and nonperforming loans. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events;
•rapid technological developments and changes;
•our ability to resolve our nonperforming assets and our ability to secure collateral on loans that have entered nonaccrual status due to loan maturities and failure to pay in full;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•increased delinquency and foreclosure rates on commercial real estate loans;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;
•legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular;
•the outcome of pending and future litigation and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to recent large bank failures and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with those failed banks may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key associates;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch acquisitions or the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.
Carter Bankshares, Inc.
investorrelations@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023

	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $91,563 at December 31, 2024, $61,603 at September 30, 2024 and $14,853 at December 31, 2023	$131,171	$104,992	$54,529
Securities Available-for-Sale, at Fair Value	718,400	742,635	779,003
Equity Securities	10,041	5,207	—
Loans Held-for-Sale	—	390	—
Portfolio Loans	3,624,826	3,595,861	3,505,910
Allowance for Credit Losses	(75,600)	(80,909)	(97,052)
Portfolio Loans, net	3,549,226	3,514,952	3,408,858

Bank Premises and Equipment, net	74,329	73,433	73,707
Other Real Estate Owned, net	659	1,512	2,463
Federal Home Loan Bank Stock, at Cost	6,487	7,437	21,626
Bank Owned Life Insurance	59,588	59,203	58,115
Other Assets	109,288	103,674	114,238
Total Assets	$4,659,189	$4,613,435	$4,512,539

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$634,436	$628,901	$685,218
Interest-Bearing Demand	726,947	649,005	481,506
Money Market	512,162	504,206	513,664
Savings	355,506	372,881	454,876
Certificates of Deposit	1,924,370	1,930,075	1,586,651
Total Deposits	4,153,421	4,085,068	3,721,915
Federal Home Loan Bank Borrowings	70,000	90,000	393,400
Reserve for Unfunded Loan Commitments	3,186	3,105	3,193
Other Liabilities	48,269	48,437	42,788
Total Liabilities	4,274,876	4,226,610	4,161,296

SHAREHOLDERS’ EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
Outstanding- 23,069,175 shares at December 31, 2024, 23,072,014 shares at September 30, 2024 and 22,956,304 shares at December 31, 2023	23,069	23,072	22,957
Additional Paid-in Capital	92,159	91,732	90,642
Retained Earnings	333,606	325,326	309,083
Accumulated Other Comprehensive Loss	(64,521)	(53,305)	(71,439)
Total Shareholders’ Equity	384,313	386,825	351,243
Total Liabilities and Shareholders’ Equity	$4,659,189	$4,613,435	$4,512,539

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	0.71%	0.49%	(0.17)%
Return on Average Assets (YTD Annualized)	0.54%	0.48%	0.53%
Return on Average Shareholders' Equity (QTD Annualized)	8.58%	5.99%	(2.24)%
Return on Average Shareholders’ Equity (YTD Annualized)	6.67%	5.99%	6.79%
Portfolio Loans to Deposit Ratio	87.27%	88.02%	94.20%
Allowance for Credit Losses to Total Portfolio Loans	2.09%	2.25%	2.77%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.25%	8.38%	7.78%
Tier 1 Leverage Ratio	9.56%	9.53%	9.48%
Risk-Based Capital - Tier 1	10.88%	10.83%	11.08%
Risk-Based Capital - Total	12.13%	12.09%	12.34%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME (LOSS) STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023

	(unaudited)	(unaudited)	(audited)	(unaudited)	(audited)
Interest Income	$56,502	$56,595	$51,863	$221,729	$196,420
Interest Expense	27,354	27,797	24,443	107,272	74,110
NET INTEREST INCOME	29,148	28,798	27,420	114,457	122,310

(Recovery) Provision for Credit Losses	(5,114)	(432)	2,895	(5,039)	5,500
Provision (Recovery) for Unfunded Commitments	81	191	587	(7)	901
NET INTEREST INCOME AFTER (RECOVERY) PROVISION FOR CREDIT LOSSES	34,181	29,039	23,938	119,503	115,909

NONINTEREST INCOME
Gains (Losses) on Sales of Securities, net	32	—	(1,511)	68	(1,521)
Service Charges, Commissions and Fees	1,846	1,820	1,775	7,393	7,155
Debit Card Interchange Fees	1,917	1,907	1,887	7,843	7,828
Insurance Commissions	1,074	1,063	395	3,685	1,945
Bank Owned Life Insurance Income	385	375	353	1,473	1,381
Commercial Loan Swap Fee Income	—	—	25	—	139
Other	114	257	321	906	1,351
Total Noninterest Income	5,368	5,422	3,245	21,368	18,278

NONINTEREST EXPENSE
Salaries and Employee Benefits	14,889	14,603	14,599	57,908	55,856
Occupancy Expense, net	4,123	3,944	3,480	15,608	14,028
FDIC Insurance Expense	1,418	1,529	2,193	6,200	4,904
Other Taxes	879	878	846	3,559	3,292
Advertising Expense	1,070	585	560	2,540	1,693
Telephone Expense	310	324	503	1,393	1,842
Professional and Legal Fees	1,427	1,193	2,205	5,675	6,210
Data Processing	1,457	1,337	1,066	4,919	3,920
Debit Card Expense	970	889	809	3,423	2,875
Other	2,323	2,151	2,811	8,777	10,846
Total Noninterest Expense	28,866	27,433	29,072	110,002	105,466

Income (Loss) Before Income Taxes	10,683	7,028	(1,889)	30,869	28,721
Income Tax Provision (Benefit)	2,403	1,399	(1)	6,346	5,337
Net Income (Loss)	$8,280	$5,629	$(1,888)	$24,523	$23,384

Shares Outstanding, at End of Period	23,069,175	23,072,014	22,956,304	23,069,175	22,956,304
Average Shares Outstanding-Basic & Diluted **	22,834,975	22,832,619	22,956,114	22,817,149	23,240,543

PER SHARE DATA
Basic Earnings (Loss) Per Common Share*	$0.36	$0.24	$(0.08)	$1.06	$1.00
Diluted Earnings (Loss) Per Common Share*	$0.36	$0.24	$(0.08)	$1.06	$1.00
Book Value	$16.66	$16.77	$15.30	$16.66	$15.30
Market Value	$17.59	$17.39	$14.97	$17.59	$14.97

PROFITABILITY RATIOS (GAAP)
Net Interest Margin	2.57%	2.58%	2.47%	2.57%	2.85%
Efficiency Ratio	83.63%	80.17%	94.81%	80.99%	75.02%
PROFITABILITY RATIOS (Non-GAAP)
Net Interest Margin (FTE)[3]	2.58%	2.59%	2.49%	2.58%	2.87%
Adjusted Efficiency Ratio (Non-GAAP)[4]	82.76%	80.65%	88.48%	80.95%	72.54%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.
**As a result of the net loss for the three months ended December 31, 2023, all average participating shares outstanding are considered anti-dilutive to loss per share.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	December 31, 2024			September 30, 2024			December 31, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$77,608	$937	4.80%	$43,817	$597	5.42%	$34,849	$479	5.45%
Tax-Free Investment Securities[3]	11,701	85	2.89%	11,740	84	2.85%	24,548	185	2.99%
Taxable Investment Securities	802,953	6,780	3.36%	815,885	7,266	3.54%	878,127	7,930	3.58%
Total Securities	814,654	6,865	3.35%	827,625	7,350	3.53%	902,675	8,115	3.57%
Tax-Free Loans[3]	96,218	786	3.25%	99,810	815	3.25%	115,744	937	3.21%
Taxable Loans	3,525,246	47,976	5.41%	3,464,899	47,813	5.49%	3,325,930	42,082	5.02%
Total Loans	3,621,464	48,762	5.36%	3,564,709	48,628	5.43%	3,441,674	43,019	4.96%
Federal Home Loan Bank Stock	6,569	120	7.27%	11,304	210	7.39%	25,260	486	7.63%
Total Interest-Earning Assets	4,520,295	56,684	4.99%	4,447,455	56,785	5.08%	4,404,458	52,099	4.69%
Noninterest Earning Assets	117,145			108,760			81,581
Total Assets	$4,637,440			$4,556,215			$4,486,039

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$700,049	$3,341	1.90%	$604,630	$2,838	1.87%	$475,459	$853	0.71%
Money Market	507,778	3,544	2.78%	502,008	4,012	3.18%	470,944	3,261	2.75%
Savings	361,624	113	0.12%	386,698	153	0.16%	468,975	130	0.11%
Certificates of Deposit	1,925,634	19,475	4.02%	1,835,329	18,515	4.01%	1,546,968	13,755	3.53%
Total Interest-Bearing Deposits	3,495,085	26,473	3.01%	3,328,665	25,518	3.05%	2,962,346	17,999	2.41%
Federal Home Loan Bank Borrowings	71,739	742	4.11%	171,424	2,143	4.97%	469,893	6,361	5.37%
Federal Funds Purchased	1	—	—%	—	—	—%	969	14	5.73%
Other Borrowings	10,247	139	5.40%	10,070	136	5.37%	6,607	69	4.14%
Total Borrowings	81,987	881	4.27%	181,494	2,279	5.00%	477,469	6,444	5.35%
Total Interest-Bearing Liabilities	3,577,072	27,354	3.04%	3,510,159	27,797	3.15%	3,439,815	24,443	2.82%
Noninterest-Bearing Liabilities	676,506			672,208			711,975
Shareholders' Equity	383,862			373,848			334,249
Total Liabilities and Shareholders' Equity	$4,637,440			$4,556,215			$4,486,039
Net Interest Income[3]		$29,330			$28,988			$27,656
Net Interest Margin[3]			2.58%			2.59%			2.49%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	December 31, 2024			December 31, 2023
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$44,250	$2,289	5.17%	$20,414	$1,066	5.22%
Tax-Free Investment Securities[3]	11,759	340	2.89%	27,271	803	2.94%
Taxable Investment Securities	828,437	29,510	3.56%	900,972	30,804	3.42%
Total Securities	840,196	29,850	3.55%	928,243	31,607	3.41%
Tax-Free Loans[3]	103,218	3,352	3.25%	123,847	3,978	3.21%
Taxable Loans	3,457,241	186,001	5.38%	3,200,992	159,317	4.98%
Total Loans	3,560,459	189,353	5.32%	3,324,839	163,295	4.91%
Federal Home Loan Bank Stock	13,696	1,012	7.39%	20,342	1,456	7.16%
Total Interest-Earning Assets	4,458,601	222,504	4.99%	4,293,838	197,424	4.60%
Noninterest Earning Assets	102,240			89,833
Total Assets	$4,560,841			$4,383,671

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$583,735	$8,980	1.54%	$483,048	$2,729	0.56%
Money Market	511,342	15,478	3.03%	448,324	8,868	1.98%
Savings	399,748	548	0.14%	544,938	586	0.11%
Certificates of Deposit	1,782,573	70,425	3.95%	1,428,646	40,445	2.83%
Total Interest-Bearing Deposits	3,277,398	95,431	2.91%	2,904,956	52,628	1.81%
Federal Home Loan Bank Borrowings	222,719	11,379	5.11%	402,675	20,822	5.17%
Federal Funds Purchased	—	—	—%	7,023	368	5.24%
Other Borrowings	9,126	462	5.06%	6,337	292	4.61%
Total Borrowings	231,845	11,841	5.11%	416,035	21,482	5.16%
Total Interest-Bearing Liabilities	3,509,243	107,272	3.06%	3,320,991	74,110	2.23%
Noninterest-Bearing Liabilities	684,033			718,113
Shareholders' Equity	367,565			344,567
Total Liabilities and Shareholders' Equity	$4,560,841			$4,383,671
Net Interest Income[3]		$115,232			$123,314
Net Interest Margin[3]			2.58%			2.87%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Commercial
Commercial Real Estate	$1,869,831	$1,857,997	$1,670,631
Commercial and Industrial	230,483	241,474	271,511
Total Commercial Loans	2,100,314	2,099,471	1,942,142
Consumer
Residential Mortgages	777,471	782,930	787,929
Other Consumer	28,908	29,813	34,277
Total Consumer Loans	806,379	812,743	822,206
Construction	462,930	399,502	436,349
Other	255,203	284,145	305,213
Total Portfolio Loans	3,624,826	3,595,861	3,505,910
Loans Held-for-Sale	—	390	—
Total Loans	$3,624,826	$3,596,251	$3,505,910

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

	For the Periods Ended
(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Nonaccrual Loans
Commercial Real Estate	$1,176	$978	$1,324
Commercial and Industrial	1,078	1,094	52
Residential Mortgages	4,865	4,482	3,283
Other Consumer	20	20	59
Construction	228	231	2,904
Other	251,982	280,905	301,913
Total Nonperforming Loans	259,349	287,710	309,535

Other Real Estate Owned	659	1,512	2,463
Total Nonperforming Assets	$260,008	$289,222	$311,998

Nonperforming Loans to Total Portfolio Loans	7.15%	8.00%	8.83%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	7.17%	8.04%	8.89%
Allowance for Credit Losses to Total Portfolio Loans	2.09%	2.25%	2.77%
Allowance for Credit Losses to Nonperforming Loans	29.15%	28.12%	31.35%
Net Loan Charge-offs QTD	$195	$15,345	$317
Net Loan Charge-offs YTD	$16,413	$16,218	$2,300
Net Loan Charge-offs (Annualized) to Average Portfolio Loans QTD	0.02%	1.71%	0.04%
Net Loan Charge-offs (Annualized) to Average Portfolio Loans YTD	0.46%	0.61%	0.07%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Balance Beginning of Period	$80,909	$96,686	$94,474	$97,052	$93,852
(Recovery) Provision for Credit Losses	(5,114)	(432)	2,895	(5,039)	5,500
Charge-offs:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	—	21	12	40	63
Residential Mortgages	—	5	—	32	203
Other Consumer	370	421	626	1,759	2,665
Construction	—	1	—	157	42
Other	—	15,000	—	15,000	—
Total Charge-offs	370	15,448	638	16,988	2,973
Recoveries:
Commercial Real Estate	—	—	—	—	—
Commercial and Industrial	46	1	83	49	88
Residential Mortgages	2	5	98	31	110
Other Consumer	127	97	140	495	475
Construction	—	—	—	—	—
Other	—	—	—	—	—
Total Recoveries	175	103	321	575	673
Total Net Charge-offs	195	15,345	317	16,413	2,300
Balance End of Period	$75,600	$80,909	$97,052	$75,600	$97,052

DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net Interest Income	$29,148	$28,798	$27,420	$114,457	$122,310
Noninterest Income	5,368	5,422	3,245	21,368	18,278
Noninterest Expense	28,866	27,433	29,072	110,002	105,466
Pre-tax Pre-provision Income (Non-GAAP)	$5,650	$6,787	$1,593	$25,823	$35,122

[2] Adjusted Net Income (Loss) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net Income (Loss)	$8,280	$5,629	$(1,888)	$24,523	$23,384
(Gains) Losses on Sales of Securities, net	(32)	—	1,511	(68)	1,521
Equity Security Unrealized Fair Value Loss (Gain)	166	(144)	—	(41)	—
Losses on Sales and Write-downs of Bank Premises, net	54	9	19	108	103
(Gains) Losses on Sales and Write-downs of OREO, net	(14)	(502)	201	(866)	1,100
Non-recurring one-time Operating Expense	—	—	—	—	193
OREO Income	(2)	(16)	(21)	(46)	(75)
Associate Separations	—	—	192	—	192
Contingent Liability	—	303	—	303	115
Total Tax Effect	(36)	73	(399)	128	(661)
Adjusted Net Income (Loss) (Non-GAAP)	$8,416	$5,352	$(385)	$24,041	$25,872

Average Shares Outstanding - diluted	22,834,975	22,832,619	22,956,114	22,817,149	23,240,543
Adjusted Earnings (Loss) Per Common Share (diluted) (Non-GAAP)	$0.37	$0.23	$(0.02)	$1.05	$1.11

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using 21% federal income tax rate for the 2024 and 2023 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest and Dividend Income (GAAP)	$56,502	$56,595	$51,863	$221,729	$196,420
Tax Equivalent Adjustment[3]	182	190	236	775	1,004
Interest and Dividend Income (FTE) (Non-GAAP)	56,684	56,785	52,099	222,504	197,424
Average Earning Assets	4,520,295	4,447,455	4,404,458	4,458,601	4,293,838
Yield on Interest-earning Assets (GAAP)	4.97%	5.06%	4.67%	4.97%	4.57%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	4.99%	5.08%	4.69%	4.99%	4.60%

Net Interest Income (GAAP)	29,148	28,798	27,420	114,457	122,310
Tax Equivalent Adjustment[3]	182	190	236	775	1,004
Net Interest Income (FTE) (Non-GAAP)	$29,330	$28,988	$27,656	$115,232	$123,314
Average Earning Assets	$4,520,295	$4,447,455	$4,404,458	$4,458,601	$4,293,838
Net Interest Margin (GAAP)	2.57%	2.58%	2.47%	2.57%	2.85%
Net Interest Margin (FTE) (Non-GAAP)	2.58%	2.59%	2.49%	2.58%	2.87%

[4] Adjusted Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Noninterest Expense	$28,866	$27,433	$29,072	$110,002	$105,466
Less: Losses on sales and write-downs of Branch Premises, net	(54)	(9)	(19)	(108)	(103)
Less: Gains (Losses) on Sales and write-downs of OREO, net	14	502	(201)	866	(1,100)
Less: Non-recurring one-time Operating Expense	—	—	—	—	(193)
Less: Associate Separations	—	—	(192)	—	(192)
Less: Contingent Liability	—	(303)	—	(303)	(115)
Adjusted Noninterest Expense (Non-GAAP)	$28,826	$27,623	$28,660	$110,457	$103,763

Net Interest Income	$29,148	$28,798	$27,420	$114,457	$122,310
Plus: Taxable Equivalent Adjustment[3]	182	190	236	775	1,004
Net Interest Income (FTE) (Non-GAAP)	$29,330	$28,988	$27,656	$115,232	$123,314
Less: (Gains) Losses on Sales of Securities, net	(32)	—	1,511	(68)	1,521
Less: Equity Security Unrealized Fair Value Loss (Gain)	166	(144)	—	(41)	—
Less: OREO Income	(2)	(16)	(21)	(46)	(75)
Noninterest Income	5,368	5,422	3,245	21,368	18,278
Net Interest Income (FTE) (Non-GAAP) plus Adjusted Noninterest Income	$34,830	$34,250	$32,391	$136,445	$143,038
Efficiency Ratio (GAAP)	83.63%	80.17%	94.81%	80.99%	75.02%
Adjusted Efficiency Ratio (Non-GAAP)	82.76%	80.65%	88.48%	80.95%	72.54%